As filed with the Securities and Exchange Commission on June 20, 2013

Registration Nos. 333-175908 and 333-153026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________

POST-EFFECTIVE AMENDMENT NO.1
TO
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
_______________________________________
SL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
________________________________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	21- 0682685 (I.R.S. Employer Identification No.)
520 Fellowship Road, Suite A114 Mt. Laurel, NJ (Address of Principal Executive Offices)	08054 (Zip Code)

2008 Incentive Stock Plan
(Full title of the plan)

William T. Fejes, Jr.
Chief Executive Officer
SL Industries, Inc.
520 Fellowship Road, Suite A114
Mt. Laurel, NJ 08054
(Name and address of agent for service)

(856) 727-1500
(Telephone number, including area code, of agent for service)

Copy to:
Steve Wolosky, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, $.20 par value per share.	N/A	N/A	N/A	N/A

(1)
The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statements on Form S-8 (File Nos. 333-175908 and 333-153026). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

On June 20, 2013 (the “Effective Date”), SL Industries, Inc., a New Jersey corporation (the “SL-NJ”), changed its state of incorporation from the State of New Jersey to the State of Delaware by merging with and into its wholly owned subsidiary, SL Industries, Inc., a Delaware corporation (the “Company”) (the “Reincorporation”).  Holders of more than seventy five percent (75%) of SL-NJ’s outstanding common stock voted to approve the Reincorporation at the 2013 Annual Meeting of Shareholders held on May 9, 2013.  As a result of the Reincorporation, SL-NJ has ceased to exist and the Company is deemed to be the successor issuer of SL-NJ under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As used herein, references to the “Registrant” means SL-NJ prior to the Reincorporation, and the Company after the Reincorporation.

The Company, as the successor issuer of SL-NJ, is filing this Post-Effective Amendment No. 1 to registration statements on Form S-8, File Nos. 333-175908 and 333-153026 (the “Registration Statements”), pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statements as a result of the Reincorporation.

In connection with the Reincorporation, the Company assumed the 2008 Incentive Stock Plan (the “2008 Plan”) and all of the outstanding options and stock based awards under the Plan.  On the Effective Date, (i) each issued and outstanding share of SL-NJ’s common stock, par value $0.20, was automatically converted into one share of the Company’s common stock, $0.20 par value per share (the “Common Stock”); and (ii) all options and other rights to acquire SL-NJ’s common stock outstanding immediately before the Effective Date were also automatically converted into options and rights to acquire the same number of shares of the Company’s Common Stock upon the same terms, including price.

In accordance with Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, as successor issuer to SL-NJ, hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act. The applicable registration fees were paid at the time of the original filings of the Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (“Commission”) are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 28, 2013;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed on May 1, 2013;

3.	Our Current Reports on Form 8-K filed on May 9, 2013, and June 20, 2013; and

4.
The description of the securities contained in the Company’s registration statement on Form 8-A/A filed on June 20, 2013, under the Exchange Act, including any amendment or report filed or to be filed for the purpose of updating such description.

All documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby have been passed upon by Olshan Frome Wolosky LLP, New York, New York.  One or more members of such firm own shares of our Common Stock.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation (the “Certificate of Incorporation”) provides that, the personal liability of the directors and officers of the Registrant is eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”), and that no director or officer of the Registrant will be liable to the Registrant or its stockholders for damages for breach of any duty owed to the Registrant or its stockholders.  The Certificate of Incorporation also provides that the Registrant shall indemnify any and all persons (including directors and officers) whom it has the power to indemnify pursuant to the DGCL against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by the DGCL and may, in the discretion of the Registrant’s Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement, or other liability asserted against and incurred by such persons, whether or not the Registrant would have the power to so indemnify such persons under the DGCL. The indemnification provided for by the Certificate of Incorporation does limit the right of the Registrant to indemnify any other person or any such expenses to the full extent  permitted by law, nor is it exclusive of any other rights to which any person seeking indemnification from the Registrant may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and such indemnification continues as to a person who ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.  No amendment to the Certificate of Incorporation will apply to or have any effect on the liability or alleged liability of any director or officer of the Registrant for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal, or any indemnification right of any person arising from any matter occurring prior to such amendment or repeal.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

The Registrant’s by-laws (the “By-Laws”) provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL and in the manner provided in the Certificate of Incorporation and as otherwise permitted by the DGCL.  If the DGCL is amended, the directors and officers of the Registrant will be indemnified to the extent that such amendment permits the Registrant to provide broader indemnification rights than the DGCL permitted the Registrant to provide prior to such amendment.  Where required by law, the indemnification provided for by the By-Laws shall be made only as authorized in the specific case upon the determination, in the manner provided by law, that indemnification of the director, officer, employee or agent of the Registrant is proper in the circumstances.  The Registrant, to the full extent permitted by law, is permitted to purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person.  The By-Laws also provide that to the extent that a current or former director, officer, employee or agent of the Registrant is successful on the merits or otherwise in defense of any action, suit or proceeding, the Registrant shall, to the fullest extent permitted by the DGCL, indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith.

The indemnification and advancement of expenses provided by the DGCL does not exclude any other rights to which those seeking indemnification or advancement of expenses under the By-Laws may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay such amount if it shall ultimately be determined that such person is not entitled to be so indemnified.

The Registrant maintains director’s and officer’s liability insurance insuring the Registrant’s directors and officers against certain liabilities and expenses incurred by such person in their capacities as such.

Item 8.  Exhibits.

See “Exhibit Index” following the signature page to this Registration Statement.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act as is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Laurel, State of New Jersey on the 20th day of June, 2013.

SL INDUSTRIES, INC.

By:	/s/ William T. Fejes, Jr.
William T. Fejes, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William T. Fejes, Jr. and Louis J. Belardi his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this Registration Statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glen M. Kassan	Chairman of the Board	June 20, 2013
Glen M. Kassan

/s/ William T. Fejes, Jr.	President and Chief Executive Officer (Principal Executive Officer)	June 20, 2013
William T. Fejes, Jr.

/s/ Louis J. Belardi	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	June 20, 2013
Louis J. Belardi

/s/ Avrum Gray	Director	June 20, 2013
Avrum Gray

/s/ Warren G. Lichtenstein	Director	June 20, 2013
Warren G. Lichtenstein

/s/ James A. Risher	Director	June 20, 2013
James A. Risher

/s/ Mark E. Schwartz	Director	June 20, 2013
Mark E. Schwartz

Exhibit Index

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of SL Industries, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Form 8-K as filed with the Securities and Exchange Commission on June 20, 2013)

3.2	Bylaws of SL Industries, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Form 8-K as filed with the Securities and Exchange Commission on June 20, 2013)
5*	Opinion of Olshan Frome Wolosky LLP.
23.1*	Consent of Independent Registered Public Accounting Firm – Grant Thornton LLP.
23.2*	Consent of Olshan Frome Wolosky LLP (included in its opinion filed herewith as Exhibit 5).
24*	Powers of Attorney (included on the signature page to this Registration Statement).

_____________
* Filed herewith.